AGREEMENT AND PLAN OF MERGER (the "Agreement"),  dated as of October18,
1996, by and between COMPU-DAWN, INC., a Delaware corporation ("Compu-Dawn"), and COASTAL COMPUTER SYSTEMS, INC., a New York corporation ("Coastal").

                  Compu-Dawn is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capitalization of 20,000,000 shares of Common Stock, par value $.01 per share, 10 shares of which are outstanding and are held by Coastal, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding.

                  Coastal is a corporation duly organized and existing under the laws of the State of New York and has an authorized capitalization of 4,000 shares of Common Stock, without par value.

                  The respective Boards of Directors of Compu-Dawn and Coastal have determined that, for the purpose of effecting the reincorporation of Coastal in the State of Delaware under the name "Compu-Dawn, Inc.", it is advisable and to the advantage of such two corporations that Coastal merge with and into Compu-Dawn upon the terms and conditions herein provided.

                  The respective Boards of Directors of Compu-Dawn and Coastal have approved this Agreement and the Boards of Directors of Compu-Dawn and Coastal have directed that this Agreement be submitted to a vote of their respective stockholders.

                  NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Compu-Dawn and Coastal, subject to the terms and conditions hereinafter set forth, hereby agree, as follows:

                                        I

                                     MERGER

         1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("Delaware Law") and the New York Business Corporation Law ("New York Law"), Coastal shall be merged with and into Compu-Dawn (the "Merger"). Compu-Dawn shall be and is hereinafter sometimes referred to as the "Surviving Corporation." Compu-Dawn and Coastal are sometimes hereinafter referred to as the "Constituent Corporations."

         1.2 Filing and Effectiveness. The Merger shall become effective (the "Effective Date of the Merger") for all purposes, including, without limitation, accounting and operational purposes, except for purposes of the State of New York, when the following actions shall have been completed:

                  (a) The Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of Delaware Law and New York Law; and

                  (b) An executed Certificate of Ownership and Merger meeting the requirements of Delaware Law, shall have been filed with the Secretary of State of the State of Delaware in accordance with the applicable laws of such State; and

         1.3 New York Filing. An executed Certificate of Merger meeting the requirements of New York Law, shall be filed with the Secretary of State of the State of New York in accordance with the applicable laws of such State, contemporaneously with the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware described in Section 1.2(b).

         1.4 By-laws. The By-laws of Compu-Dawn as in effect on the Effective Date of the Merger shall continue in full force and effect as the By-laws of the Surviving Corporation.

         1.5 Directors and Officers. The directors and officers of Compu-Dawn immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been elected and shall qualify or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation and the By-laws of the Surviving Corporation.

         1.6 Effect of Merger. Upon the Effective Date of the Merger, the separate existence of Coastal shall cease and Compu-Dawn, as the Surviving Corporation, (i) shall continue to possess all of its rights and property as constituted immediately prior to the Effective Date of the Merger and shall succeed, without other transfer, to all of the rights and property of Coastal, and (ii) shall continue to be subject to all of its debts and liabilities as constituted immediately prior to the Effective Date of the Merger and shall succeed, without other transfer, to all of the debts and liabilities of Coastal in the same manner as if Compu-Dawn had itself incurred them, pursuant to Delaware Law and New York Law.

                                       II

                          MANNER OF CONVERSION OF STOCK

         2.1 Coastal Capital Stock. The Common Shares of Coastal issued and outstanding on the Effective Date of the Merger shall, by virtue of the Merger and without any action by the holder of such shares or the Surviving Corporation, be converted into fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation, on the basis of three hundred and twenty-five (325) shares of Common Stock of the Surviving Corporation for each one (1) share of Common Stock of Coastal.

         2.2 Fractional Shares. No fractional shares of Common Stock of the Surviving Corporation or cash in lieu thereof shall be issued or paid in connection with the conversion pursuant to Section 2.1. If fractional shares would otherwise result from such conversion, stockholders who would be entitled to receive such fractional shares if they were to be issued shall instead receive a full share.

         2.3 Coastal Rights and Options. On the Effective Date of the Merger, each outstanding right and option to acquire shares of Common Stock of Coastal shall become, respectively, rights and options to acquire shares of the Surviving Corporation's Common Stock on the basis of three hundred and twenty-five (325) shares of the Surviving Corporation's Common Stock for each one (1) share of Common Stock of Coastal issuable pursuant to any such right or option, as the case may be, at a price per share equal to the purchase (or conversion) price under such Coastal right or option prevailing at the Effective Date of the Merger divided by three hundred twenty-five (325).

         2.4 Compu-Dawn Capital Stock. Any then outstanding shares of Common Stock of Compu-Dawn which are owned by Coastal immediately prior to the Merger shall be canceled at the Effective Date of the Merger.

                                       III

                                  MISCELLANEOUS


         3.1 Compu-Dawn Certificate of Incorporation. Annexed hereto as Exhibit A is the Certificate of Incorporation of Compu-Dawn.

         3.2 Abandonment. At any time before the Effective Date of the Merger, the Agreement may be terminated and the Merger may be abandoned for any reason whosoever by the Board of Directors of either Coastal or Compu-Dawn or both, notwithstanding approval of the Agreement by the stockholders of Coastal, the stockholders of Compu-Dawn or both.

         3.3 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 15 East North Street, Dover, Delaware, and United Corporate Services, Inc. is the registered agent of the Surviving Corporation at such address.

         3.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 166 West Park Avenue, Long Beach, New York, and copies thereof will be furnished to the stockholders of each Constituent Corporation upon request and without cost.

         3.5 Governing Law. The Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware, and, so far as applicable, the merger provisions of New York Law.

         3.6 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, this Agreement, having been first approved by resolutions of the Board of Directors of Coastal and Compu-Dawn, is hereby executed on behalf of each of such two corporations by their respective officers thereunto duly authorized.

                                       COMPU-DAWN, INC.


                                       By:/s/ Dong W. Lew
                                          ------------------------------
                                          Dong W. Lew, President


                                       COASTAL COMPUTER SYSTEMS, INC.,


                                       By:/s/ Dong W. Lew
                                          ------------------------------
                                          Dong W. Lew, President